Exhibit 99.1

www.pdl.com

For Immediate Release

Contact:

James R. Goff
Senior Director,
Corporate Communications
(510) 574-1421
jgoff@pdl.com

PROTEIN DESIGN LABS ANNOUNCES ABOVE CONSENSUS FULL-YEAR
AND FOURTH QUARTER 2004 FINANCIAL RESULTS
AND PROVIDES 2005 UPDATE AND GUIDANCE

Company projects year of rapid transformation following anticipated late-March closing of acquisitions of ESP Pharma and Retavase®

Fremont, Calif., March 14, 2005 – Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) today reported a net loss of $53.2 million, or $0.56 per basic and diluted share, for the year ended December 31, 2004, compared with a net loss of $129.8 million, or $1.40 per basic and diluted share, for the year ended December 31, 2003.  Excluding certain non-cash charges described in more detail below, the non-GAAP net loss for 2004 would have been $49.4 million, or $0.52 per basic and diluted share, compared with a non-GAAP net loss of $35.9 million, or $0.39 per basic and diluted share in 2003.

Total revenues in 2004 were $96.0 million, an increase of 44% over total revenues of $66.7 million in 2003.  The increase included a 59% increase in royalties, which totaled $83.8 million in 2004, compared with royalty revenues of $52.7 million in 2003.  License and other revenues of $12.2 million in 2004 decreased from $14.0 million in the prior year.

As of December 31, 2004, PDL had cash, cash equivalents, marketable securities and restricted investments totaling approximately $397.1 million, compared with $505.0 million at December 31, 2003.  The December 31, 2004 balances reflected approximately $95.7 million in capital expenditures made during 2004, primarily related to planned ongoing construction and validation of PDL’s manufacturing plant at Brooklyn Park, Minn.

Total costs and expenses were $154.4 million in 2004, compared with $196.3 million in 2003.  Excluding certain non-cash charges, which consist of acquired in-process research and development charges and the amortization of intangible assets associated with the Eos acquisition and the re-acquisition of rights to manufacture and market Zenapax® (daclizumab) in 2003, restructuring charges related to the closure of PDL’s New Jersey facility in the second quarter of 2004, as well as stock-based compensation charges, non-GAAP total costs and expenses in 2004 would have been $150.5 million compared to non-GAAP expenses of $109.1 million for 2003.

Research and development expenses increased 48% to $122.6 million in 2004, compared with $82.7 million in 2003. The increase in research and development expenses reflected additional headcount and associated costs required to pursue research and clinical development programs, contract manufacturing and direct scale-up

Protein Design Labs, Inc.
34801 Campus Drive
Fremont, CA 94555
Tel: 510.574.1400
Fax: 510.574.1500

and manufacturing expense, increased facility and equipment-related costs, and in-licensing of technology.  General and administrative expenses increased to $31.8 million in 2004 from $27.6 million in 2003.

Total revenues during the fourth quarter of 2004 were $22.8 million, compared with $13.6 million in the fourth quarter of 2003.  Royalties in the fourth quarter of 2004 were $19.9 million, or 124% higher than the $8.9 million of royalties reported in the 2003 fourth quarter.  License and other revenues were $2.9 million and $4.7 million in the 2004 and 2003 fourth quarters, respectively.  Research and development expenses were $30.2 million in the fourth quarter of 2004, compared with $24.4 million in the comparable three months of 2003.  General and administrative expenses were $8.6 million and $8.1 million in the fourth quarters of 2004 and 2003, respectively.  PDL reported a net loss of $14.6 million, or $0.15 per basic and diluted share, for the fourth quarter of 2004, compared with a net loss of $72.9 million, or $0.78 per basic and diluted share, in the same period in 2003, which included an acquired in-process research and development expense of $48.2 million related to the re-acquisition from Roche of rights to develop and market Zenapax in indications other than transplantation as well as an option to re-acquire rights in transplantation.  Excluding certain non-cash charges, the non-GAAP net loss in the fourth quarter of 2004 would have been $13.7 million, or $0.14 per basic and diluted share, compared with a non-GAAP net loss of $17.6 million, or $0.19 per basic and diluted share in the comparable period of 2003.

Reconciliations of our GAAP results to our non-GAAP results are included in the financial results accompanying this release.

Recent Corporate Developments

On January 25, 2005, PDL and ESP Pharma, a privately held, sales and marketing-focused pharmaceutical company, announced a definitive agreement under which PDL would acquire ESP Pharma and its pipeline of marketed products and clinical candidates for $300 million in cash and approximately $175 million in PDL common stock, or an aggregate value of approximately $475 million, plus the assumption of net debt anticipated to be approximately $14 million at the time of closing. In February 2005, ESP Pharma agreed to acquire from Centocor, Inc., a biopharmaceutical operating company of Johnson & Johnson, rights to manufacture, develop, market and distribute Retavase® (reteplase) in the United States and Canada for $110 million and milestone payments of up to $45 million if additional conditions relating to ongoing clinical trials and manufacturing arrangements are satisfied.  As a result of ESP Pharma’s purchase of Retavase, PDL agreed to increase the purchase price paid to ESP Pharma’s shareholders by $25 million in cash payable at closing of the ESP Pharma acquisition, and agreed to assume the purchase price obligations to Centocor under the agreement.

“By adding marketed products and sales and distribution capabilities to our antibody development and humanization technology platform, the ESP Pharma acquisition is intended to establish PDL as a fully integrated, commercial biopharmaceutical company with a diverse revenue base and a broad, proprietary pipeline,” said Mark McDade, Chief Executive Officer, PDL.

“The Retavase acquisition enhances the utilization of the sales force and provides us with another point of entry into the emergency room. In addition, the acquisition of this commercial infrastructure should put us in an excellent position for the potential future launches of Nuvion and other hospital products.  Moreover, these combined acquisitions should enable us to become cash-flow positive beginning in the second half of 2006,” Mr. McDade added.

PDL currently anticipates closing its pending acquisition of ESP Pharma late in the first quarter or early in the second quarter of 2005, subject to regulatory approvals and the satisfaction of closing conditions under the agreement.

2005 Forward-looking Guidance

The following statements are based on expectations as of March 14, 2005. These statements are forward-looking, and actual results may differ materially. This guidance assumes closing of the ESP Pharma and Retavase acquisitions on or about March 31, 2005.  Except for those assumptions and as expressly set forth below, these statements do not include the potential impact of new collaborations, material licensing arrangements or other strategic transactions.

For 2005 PDL anticipates that, on a non-GAAP basis, our total revenues will be in the range of approximately $250 to $260 million.  Royalty revenues are expected to be in the range of approximately $112 to $115 million, and license and other revenues are anticipated to be in the range of approximately $20 to $25 million.  Royalty revenue estimates do not include further royalties based on sales of Tysabri® antibody product from Biogen Idec and Elan, which is licensed under PDL’s humanization patents but was withdrawn from the market on February 28, 2005.  PDL currently believes that royalty revenues for each year from 2006 through 2008 should grow approximately 25% per year.

Product revenues for Cardene IV, Retavase and IV Busulfex are expected to total approximately $93 to $95 million for the anticipated nine-month period of sales following the close of the acquisition of ESP Pharma on or about March 31, 2005.  Additionally, PDL anticipates compound annual growth rates of approximately 25% for net product sales of these three marketed products for each year from 2006 through 2008.  For these same products, PDL currently anticipates product operating margins of at least 80% over the 2005 through 2008 period.

During 2005 we anticipate research and development expenses in the range of $184 to $186 million of which we expect to spend approximately $100 million to advance our clinical development programs for Nuvion, daclizumab and M200.  We further anticipate sales and marketing expenses in the range of $42 to $44 million resulting primarily from the ESP Pharma acquisition.  We anticipate general and administrative expenses for the full year 2005 in the range of $31 to $33 million.

In addition, we expect interest income of approximately $7 million and interest expense of approximately $8 million.

Overall, for the full year 2005 we anticipate a GAAP net loss in the range of approximately $1.43 to $1.64 per basic and diluted share, and a non-GAAP net loss in the range of approximately $0.18 to $0.34 per basic and diluted share.

At year-end 2005, PDL estimates that its cash balances will be approximately $200 million. This estimate takes into account anticipated capital expenditures of $38 to $42 million, approximately half of which represents final validation and completion of our new Brooklyn Park, Minn. manufacturing facility; cash payments during 2005 of $325 million and $110 million for the acquisitions of ESP Pharma and Retavase, respectively; the receipt of approximately $240 million from the recent sale of convertible notes, net of fees and expenses; and the assumption of up to $14 million in ESP-related debt.  By year-end 2005, we estimate that our headcount will be in the range of 900 to 950, split approximately 70% in research and development, 15% in sales and marketing and 15% in general and administrative functions.

The 2005 non-GAAP operating expenses exclude the following: (a) stock compensation expenses of approximately $10 to $15 million (noting that this is a highly variable expense depending upon the valuation model selected and related assumptions for stock price volatility); (b) acquired in-process research and development expenses related to the purchase of ESP Pharma of approximately $88 million; and (c) amortization of intangibles related to the acquisitions of Eos, ESP Pharma and to our recent convertible offering of approximately $31 million.  We note that the stock compensation expense is a preliminary estimate based on the new standard issued by the Financial Accounting Standards Board, FAS 123R, to be adopted by us in the second half of 2005.  The actual expense may be materially different depending on the assumptions and methodologies used in implementing the new standard.

Clinical Development Update

Dr. Steven Benner, Senior Vice President and Chief Medical Officer, PDL, said, “PDL is committed to the development of new antibody-based treatments.  We have continued to make progress on our clinical programs and look forward to exciting new antibody programs leading to future INDs coming from our research efforts.  Now, with the anticipated acquisition of ESP Pharma, we expect to add additional clinical programs that we hope will expand our product portfolio over the next few years.”

Nuvion (visilizumab, anti-CD3).  Nuvion remains PDL’s highest development priority.  PDL expects to meet with the FDA in late March.  At this end-of-Phase I meeting, PDL will discuss its plans to move Nuvion into a Phase III program.  PDL hopes to move into registrational trials with Nuvion in intravenous corticosteroid-refractory ulcerative colitis late this year.  If the discussions with the FDA are positive, PDL intends to use the FDA’s Special Protocol Assessment process to continue to develop the protocol and plan the analysis of the Phase III program.

PDL expects to publicly update the status of its Nuvion program and the outcome of the discussion with the FDA by early April.  Additional data from the Phase I / II study of Nuvion is expected to be presented during the Digestive Disease Week meeting to be held in Chicago from May 14-19.

Daclizumab (Zenapax, anti-IL-2 receptor).  PDL is on schedule to begin in this quarter a single-dose Phase I study of PDL-manufactured daclizumab administered subcutaneously for asthma.  This trial will be followed by a multiple-dose study in healthy volunteers expected to be initiated this summer.  A Phase II dose range-finding study of subcutaneously administered, PDL-manufactured daclizumab in asthma patients remains on schedule for the first quarter of 2006.  PDL also continues to evaluate the opportunity to develop daclizumab further in the setting of solid organ transplantation.

A randomized, placebo-controlled, Phase II study of daclizumab in patients with multiple sclerosis is pending initiation.  We anticipate the first patient accrual in late March or early in the second quarter.  In this study, patients with active relapsing forms of MS will receive subcutaneous daclizumab at one of two dosage levels, or placebo, for six months in addition to their current beta-interferon treatment.  The three-arm study is planned to enroll a total of 270 patients.

M200 (volociximab, anti-alpha5beta1 integrin antibody).  Currently, M200 is being developed as an anti-angiogenic therapy for the treatment of solid tumors in open-label pilot Phase II studies.  These trials, each of up to 40 patients, will further assess the tolerability of prolonged administration of M200 and look for evidence of clinical activity.  Two clinical trials are now open.  Two additional pilot Phase II studies will open in the first and second quarters, respectively.  Data from at least two of the initial Phase II studies is expected to be available for presentation during the ASCO meeting in June 2006.

In addition, PDL is planning a pilot trial of M200 administered intravenously in patients with age-related macular degeneration (AMD).  M200 administered intravenously has shown activity in animal models and this approach reflects PDL’s belief that the treatment of this disease will evolve to systemic therapies.  Consequently, given the attractiveness of this approach relative to intra-vitreal injections, we intend to proceed with development of M200 in place of F200 in this indication.  F200 is a fragment of the M200 antibody and was a pre-IND candidate for the intra-vitreal treatment of AMD.  We are planning a Phase II trial of M200 administered intravenously in patients with AMD, expected to begin during the second half of 2005.

ESP Pharma Products and Pipeline

ESP Pharma’s two leading marketed products are Cardene IV and IV Busulfex, and it is under contract to acquire an additional marketed product, Retavase, from Centocor.  The 75 sales professionals at ESP Pharma currently detail to hospital-based physicians the following products:

Cardene IV® (nicardipine hydrochloride).  Cardene IV is indicated for the short-term treatment of hypertension when oral therapy is not feasible or desirable.  Cardene IV is used in the hospital as an option for control of hypertension.  Currently, it is used most often by neurologists, neurosurgeons, anesthesiologists, cardiologists and cardiothoracic surgeons.  Increasingly, it also is used in emergency departments.  We believe that given the known safety profile and efficacy of Cardene IV, the use of this agent will continue to increase as new prescribers gain experience with the agent.  We will be evaluating additional opportunities to further develop Cardene IV.

IV Busulfex® (busulfan injection).  IV Busulfex is an intravenous formulation of busulfan and is indicated for use in combination with cyclophosphamide as a conditioning regimen prior to allogeneic hematopoietic progenitor cell transplantation for chronic myelogenous leukemia.  When used in this regimen, IV Busulfex is administered four times per day and replaces oral busulfan, for which a patient must take over 100 pills per day.  Oral busulfan is associated with nausea and vomiting that may lead to lower drug levels than was intended.  We believe that additional opportunities for the development of IV Busulfex exist.  We may explore other potential uses of the drug, such as a once per day regimen and expanding the use of the drug into other conditioning regimens for the treatment of other malignancies.  We expect that the major use of IV Busulfex will be in conditioning regimens associated with bone marrow transplantations.

Retavase® (reteplase).  Retavase is indicated for use in the management of acute myocardial infarction (AMI) in adults for the improvement of ventricular function following AMI, the reduction of the incidence of congestive heart failure and the reduction of mortality associated with AMI.  Retavase is used predominantly by cardiologists, cardiothoracic surgeons and emergency room physicians.  PDL believes that the two bolus, fixed-dosing regimen of Retavase is an advantage in the acute setting of myocardial infarction.  We believe that Retavase will be an excellent fit with Cardene IV, as there is significant overlap in the hospitals and physicians that could use both products.  With respect to further development opportunities for Retavase, an ongoing clinical trial being conducted by Centocor and Eli Lilly and Company, called the FINESSE trial, is exploring the use of Retavase in combination with Reopro® (abciximab) in the setting of facilitated percutaneous coronary intervention (PCI).

ESP Pharma has marketing rights for three compounds in development, as well as Phase III development and marketing rights for a fourth compound.  PDL has prioritized the pipeline to focus immediately on two of these opportunities: terlipressin, a potential treatment for hepato-renal syndrome (HRS); and ESP-305, a potential treatment for congestive heart failure.

Terlipressin.  Terlipressin is a synthetic 12 amino acid peptide derived from the naturally occurring lysine-vasopressin.  Terlipressin causes constrictive activity in vascular and extra-vascular smooth muscle.  As a consequence, it reduces blood flow in the splanchnic area and thereby lowers portal blood pressure.  Terlipressin is approved in many European and Asian countries for the treatment of esophageal variceal hemorrhage.  These varices develop as a complication of portal hypertension in patients with liver cirrhosis.

Results from early clinical trials suggest that terlipressin may have activity in patients with hepato-renal syndrome (HRS).  Patients with end-stage liver disease may develop progressive deterioration of renal function, without a primary abnormality of the kidney.  Patients who have a rapid decline of renal function, characterized as HRS type I, have a median survival of less than two weeks.  The treatment of choice for these patients is liver transplantation, but this option is not always available to all patients.

ESP Pharma acquired exclusive marketing rights for terlipressin in the United States and Canada from a private U.S. company, Orphan Therapeutics, which is developing the compound in HRS.  Orphan Therapeutics holds the IND and is conducting a Phase III trial in patients with type I HRS in the United States and Europe.

Orphan Therapeutics has obtained Orphan Drug Status for this program.  We estimate that there are 4,000 to 6,000 patients in the United States each year that could be candidates for this therapy.  There are no approved medical treatments for type I HRS.

ESP-305 (ularitide).  ESP-305 is an agent for the potential treatment of congestive heart failure. This compound is a natriuretic peptide, urodilatin (INN: ularitide).  Ularitide is a recombinant form of this naturally occurring peptide, originally isolated from human urine.  Ularitide is formed from the cleavage of the same prohormone that produces atrial natriuretic peptide.  Ularitide enhanced natriuresis and diuresis and decreased central venous pressure in a previous small study of patients with CHF.  The peptide was first isolated by scientists affiliated with the University of Hanover, Institute of Peptide Research and has been developed by a German company, CardioPep Pharma GmbH.

Recently, CardioPep has been conducting clinical studies of ularitide in hospitalized patients with decompensated congestive heart failure.  The first of their two studies, the SIRIUS I trial, was a double-blind, placebo-controlled, ascending dose study in patients with decompensated chronic heart failure.  This trial enrolled 24 patients.  The study was primarily intended to assess safety, but evidence of hemodynamic activity was observed at two higher dose levels when assessed at six hours.  There was no apparent difference in adverse events across the four treatment groups.  The results of this study, SIRIUS I, are now in press in the American Heart Journal.  Currently, CardioPep is conducting SIRIUS II, a larger, double-blind, placebo-controlled Phase II study of ularitide.  A total of 221 patients have been enrolled.  Results of this trial should become available in the second quarter of this year.

ESP Pharma acquired from CardioPep exclusive rights to conduct all subsequent Phase III development and exclusive marketing rights for ularitide for all indications in the United States, Canada, the European Union and Switzerland.  To date, all clinical development of ularitide has taken place in Europe.  PDL anticipates filing a U.S. IND for ESP-305 this year.  In the United States alone, there are approximately one million hospitalizations per year for decompensated congestive heart failure.

Dr. Benner added, “We are pleased that the ESP Pharma projects will enter our pipeline at the end of Phase II or later and that the combined pipeline will maintain a focus on hospital products, while expanding PDL into cardiology.  We are very excited about not only becoming a fully integrated company, but about the broader potential of our commercial portfolio with new products that are currently in development.”

Webcast Information

PDL will webcast a conference call live at 4:30 p.m. Eastern time today to review its financial results for the fourth quarter and year ended December 31, 2004, the status of its clinical development programs, the status of its pending acquisition of ESP Pharma, and its forward-looking information and guidance with respect to future results.  Financial and statistical information to be discussed in the call will be available on the PDL website immediately prior to the commencement of the call.  A link to the conference call webcast will be available through the PDL website: www.pdl.com.  Please connect to this website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.  The webcast will be archived at www.pdl.com starting approximately one hour after completion of the webcast.  A replay of the conference call will also be available by telephone from approximately 7 p.m. Eastern time on March 14 through 7 p.m. Eastern time on March 20, 2005.  To access the replay, dial 800-633-8284 from inside the United States and 402-977-9140 from outside the United States and enter conference ID number 21233659.

* * * * *

The foregoing contains forward-looking statements involving risks and uncertainties and PDL’s actual results may differ materially from those, express or implied,

in the forward-looking statements.  The forward-looking statements include our expectations regarding financial results and the timing of clinical developments as well as other statements regarding our expectations. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:  The completion, timing of completion and successful integration of ESP Pharma and Retavase as part of PDL; fluctuations in sales that may result from our integration of newly acquired operations, from changes in the market due to alternative treatments or other actions by competitors, variability in expenses particularly on a quarterly basis, due, in principal part, to total headcount of the organization and the timing of expenses. In addition, PDL revenues depend on the success and timing of sales of our licensees and partners, including in particular the continued successful launch of Avastin™ antibody product by Genentech as well as the seasonality of sales of Synagis® from MedImmune, Inc.  In addition, quarterly revenues may be impacted by our ability to maintain and increase our revenues from collaborative arrangements such as our co-development agreement with Roche.  Our revenues and expenses would also be affected by new collaborations, material patent licensing arrangements or other strategic transactions.

Further, there can be no assurance that results from completed and ongoing clinical studies, described above, will be successful or that ongoing or planned clinical studies will be completed or initiated on the anticipated schedules. In particular, there can be no assurance that our scheduled meeting with the FDA regarding Nuvion later in this quarter will result in our ability to initiate potentially pivotal studies prior to year end, if ever.  Other factors that may cause our actual results to differ materially from those, express or implied, in the forward-looking statements in this press release are discussed in our filings with the Securities and Exchange Commission.  PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

About PDL

Protein Design Labs is a leader in the development of humanized antibodies to prevent or treat various disease conditions.  PDL currently has antibodies under development for autoimmune and inflammatory conditions, asthma and cancer.  PDL holds fundamental patents for its antibody humanization technology.  Further information on PDL is available at www.pdl.com or by contacting James R. Goff, Senior Director, PDL Corporate Communications, (510) 574-1421 or jgoff@pdl.com.

Protein Design Labs, the PDL logo and Nuvion are registered U.S. trademarks of Protein Design Labs, Inc.  Zenapax is a registered trademark of Roche.  Synagis is a registered U.S. trademark of MedImmune, Inc.  Avastin is a trademark of Genentech, Inc.  Cardene IV and IV Busulfex are registered trademarks of ESP Pharma, Inc.  Retavase is a registered trademark of Centocor.  Tysabri is a trademark of Elan.

Financial tables attached.

PROTEIN DESIGN LABS, INC.
NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(Uuaudited)

	Three months ended December 31,		Years ended December 31,
(In thousands, except per share data)	2004	2003	2004	2003

Revenues:
Royalties	$19,935	$8,896	$83,807	$52,704
License and other	2,894	4,717	12,217	13,982

Total revenues	22,829	13,613	96,024	66,686

Costs and expenses:
Research and development	30,199	24,409	122,563	82,732
General and administrative	8,624	8,148	31,806	27,613
Acquired in-process research and development	—	48,159	—	85,993
Total costs and expenses	38,823	80,716	154,369	196,338

Operating loss	(15,994)	(67,103)	(58,345)	(129,652)

Interest and other income, net	2,523	(3,320)	10,212	9,831
Interest expense	(1,099)	(2,424)	(5,028)	(9,770)
Impairment loss on investment	—	—	—	(150)

Loss before income taxes	(14,570)	(72,847)	(53,161)	(129,741)
Provision for income taxes	12	12	80	73

Net loss	$(14,582)	$(72,859)	$(53,241)	$(129,814)

Basic and diluted net loss per share	$(0.15)	$(0.78)	$(0.56)	$(1.40)

Shares used in computation of basic and diluted net loss per share	95,613	93,764	94,982	92,478

CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	December 31, 2004	December 31, 2003*
	(unaudited)

Cash, cash equivalents, marketable securities, and restricted investments	$397,080	$504,993
Total assets	713,732	742,030
Total stockholders’ equity	412,510	448,331

*Derived from the December 31, 2003 audited consolidated financial statements.

PROTEIN DESIGN LABS, INC.
NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(Uuaudited)

We use non-GAAP amounts that exclude charges related to acquired in-process research and development and certain other non-cash charges, including amortization of intangible assets, and stock-based compensation, as well as other non-recurring charges, such as costs incurred in connection with the extinguishment of our debt and restructuring charges. Management believes that these non-GAAP measures enhance an investor’s overall understanding of our financial performance and future prospects by reconciling more closely to the actual cash expenses of the company in its operations, as well as excluding expenses that, in management’s view, are unrelated to our core operations, the inclusion of which may make it more difficult for investors and financial analysts reporting on the company to compare our results from period to period. Our management uses these non- GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the company’s operating performance and for budgeting and planning purposes.

	Three months ended December 31,
	2004				2003
(In thousands, except per share data)	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Revenues:
Royalties	$19,935			$19,935	$8,896			$8,896
License and other	2,894			2,894	4,717			4,717

Total revenues	22,829			22,829	13,613			13,613

Costs and expenses:
Research and development	30,199	$(598	)(1)	29,601	24,409	$(595	)(1)	23,814
General and administrative	8,624	(303	)(1)	8,321	8,148	(14	)(1)	8,134
Acquired in-process research and development	—	—		—	48,159	(48,159	)(2)	—
Total costs and expenses	38,823	(901)		37,922	80,716	(48,768)		31,948
Operating loss	(15,994)	901		(15,093)	(67,103)	48,768		(18,335)

Interest and other income, net	2,523	—		2,523	(3,320)	6,538	(3)	3,218
Interest expense	(1,099)	—		(1,099)	(2,424)	—		(2,424)
Impairment loss on investment	—	—		—	—	—		—

Loss before income taxes	(14,570)	901		(13,669)	(72,847)	55,306		(17,541)
Provision for income taxes	12	—		12	12	—		12

Net loss	$(14,582)	$901		$(13,681)	$(72,859)	$55,306		$(17,553)

Basic and diluted net loss per share	$(0.15)			$(0.14)	$(0.78)			$(0.19)

Shares used in computation of basic and diluted net loss per share	95,613			95,613	93,764			93,764

(1) To exclude (i) the ongoing, non-cash amortization of acquired intangible assets, including workforce, related to the Eos acquisition, and core technology, related to the purchase of certain patent rights from Roche, (ii) stock-based compensation charges related to modifications of stock options and stock options issued to non-employees and (iii) adjustments to restructuring charges related to the closure of our New Jersey facility.

(2) To exclude the non-cash charges of acquired in-process research and development, which relate to the Eos acquisition and the purchase of certain technology that has not achieved technological feasibility.

(3) To exclude the charges associated with the extinguishment of our $150 million convertible debt due February 2007.

PROTEIN DESIGN LABS, INC.
NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(Uuaudited)

We use non-GAAP amounts that exclude charges related to acquired in-process research and development and certain other non-cash charges, including amortization of intangible assets, and stock-based compensation, as well as other non-recurring charges, such as costs incurred in connection with the extinguishment of our debt, impairment losses and restructuring charges. Management believes that these non-GAAP measures enhance an investor’s overall understanding of our financial performance and future prospects by reconciling more closely to the actual cash expenses of the company in its operations, as well as excluding expenses that, in management’s view, are unrelated to our core operations, the inclusion of which may make it more difficult for investors and financial analysts reporting on the company to compare our results from period to period. Our management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the company’s operating performance and for budgeting and planning purposes.

	Years ended December 31,
	2004				2003
(In thousands, except per share data)	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Revenues:
Royalties	$83,807			$83,807	$52,704			$52,704
License and other	12,217			12,217	13,982			13,982

Total revenues	96,024			96,024	66,686			66,686

Costs and expenses:
Research and development	122,563	$(3,217	)(1)	119,346	82,732	$(939	)(1)	81,793
General and administrative	31,806	(655	)(1)	31,151	27,613	(278	)(1)	27,335
Acquired in-process research and development	—	—		—	85,993	(85,993	)(2)	—
Total costs and expenses	154,369	(3,872)		150,497	196,338	(87,210)		109,128
Operating loss	(58,345)	3,872		(54,473)	(129,652)	87,210		(42,442)

Interest and other income, net	10,212	—		10,212	9,831	6,538	(3)	16,369
Interest expense	(5,028)	—		(5,028)	(9,770)	—		(9,770)
Impairment loss on investment	—	—		—	(150)	150	(4)	—

Loss before income taxes	(53,161)	3,872		(49,289)	(129,741)	93,898		(35,843)
Provision for income taxes	80	—		80	73	—		73

Net loss	$(53,241)	$3,872		$(49,369)	$(129,814)	$93,898		$(35,916)

Basic and diluted net loss per share	$(0.56)			$(0.52)	$(1.40)			$(0.39)

Shares used in computation of basic and diluted net loss per share	94,982			94,982	92,478			92,478

(1) To exclude (i) the ongoing, non-cash amortization of acquired intangible assets, including workforce, related to the Eos acquisition, and core technology, related to the purchase of certain patent rights from Roche, (ii) stock-based compensation charges related to modifications of stock options and stock options issued to non-employees and (iii) restructuring charges related to the closure of our New Jersey facility.

(2) To exclude the non-cash charges of acquired in-process research and development, which relate to the Eos acquisition and the purchase of certain technology that has not achieved technological feasibility.

(3) To exclude the charges associated with the extinguishment of our $150 million convertible debt due February 2007.

(4) To exclude the impairment loss related to an equity investment.